Exhibit 5.1

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	666 Third Avenue New York, New York 10017 212-935-3000 212-983-3115 fax www.mintz.com

February 8, 2012

LiqTech International, Inc.

Industriparken 22C

2750 Ballerup

Denmark

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1, Registration No. 333-178837 (as amended through and including the date hereof, the “Registration Statement”), filed by LiqTech International, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of up to an aggregate of 8,333,333 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The shares of Common Stock issued pursuant to the Registration Statement are referred to herein as the “Shares.” The Shares will be offered and sold pursuant to a Placement Agent Agreement between the Company and Sunrise Securities Corp. (the “Placement Agent Agreement”), which is filed as an exhibit to the Registration Statement.

In connection with this opinion, we have examined the Company’s Articles of Incorporation, as amended, and the Company’s Bylaws, both as currently in effect; the resolutions of all pertinent meetings of the directors of the Company relating to the Registration Statement, the Placement Agent Agreement and the transactions contemplated thereby; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston | Washington | New York | Stamford | Los Angeles | Palo Alto | San Diego | London

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

February 8, 2012

Our opinion is limited to the laws of the State of Nevada and the United States Federal Laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon statutes, rules, regulations and judicial decisions existing on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or legal or factual developments after the date hereof which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this Firm’s name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.